Exhibit 99.1

News Release

Video Display Releases Results of Operations For Fiscal 2006

June 14, 2006 — Video Display Corporation (NASDAQ:VIDE) today reported that revenues for the fourth quarter of fiscal 2006 ended February 28, 2006 declined $0.3 million or 1.5% over the fourth quarter of fiscal 2005 to $20.4 million. The Company reports a net loss of $1.5 million, or ($.15) per fully diluted share, for the fourth quarter ended February 28, 2006 compared to a net income of $0.2 million, or $.02 per fully diluted share, for the fourth quarter ended February 28, 2005.

Revenues for the fiscal year ended February 28, 2006 increased $1.1 million or 1.4% over the fiscal year ended February 28, 2006. Net income was $0.4 million, or $.04 per fully diluted share, for the fiscal year ended February 28, 2006 compared to $3.5 million, or $.36 per fully diluted share, for the fiscal year ended February 28, 2005.

Company CEO, Ron Ordway, stated “Fiscal 2006 was a difficult year for VDC. Our net income for the fourth quarter and fiscal year ended February 28, 2006 were negatively impacted by a variety of factors including an increase in charges for inventory obsolescence, costs associated with integration of acquired operations, increased design costs in development of new products, higher professional fees, additional expenses associated with the Company’s call center operations and increased interest charges.”  He further stated “Management’s goal for fiscal 2007 is to dispose of those operations that have shown losses for this past year and with little probability of turning profitable for the current year. We intend to allocate our resources to those areas of highest potential for growth and profit in an effort to further streamline VDC’s business and operations.”  “With fiscal 2006 behind us, fiscal 2007 is projected to return toward historical level of profitability with each successive quarter projected to generate better results than its predecessor.”

Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include ruggedized CRT and AMLCD displays as well as complete projection systems utilizing VDC’s Marquee(TM) line of projectors. Video Display Corporation operates 11 display design and manufacturing plants plus eight sales facilities throughout the United States and Europe.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including items discussed in the Company’s Form 10-K for the year ended February 28, 2006, filed with the Securities and Exchange Commission. The Company undertakes no duty to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Video Display Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Fourth Quarter Ended February 28,		Fiscal Year Ended February 28,
	2006	2005	2006	2005

Net sales	$20,428	$20,739	$83,878	$82,740

Cost of goods sold	16,511	14,369	59,376	55,729

Gross profit	3,917	6,370	24,502	27,011

Operating expenses
Selling and delivery	1,709	1,798	7,235	7,035
General and administrative	4,220	3,771	15,125	13,323
	5,929	5,569	22,360	20,358

Operating profit	(2,012)	801	2,142	6,653

Other income (expense)
Interest expense	(446)	(328)	(1,474)	(1,060)
Other, net	(4)	(12)	82	176
	(450)	(340)	(1,392)	(884)

Income before income taxes	(2,462)	461	750	5,769
Income tax expense	(930)	232	305	2,262

Net income	$(1,532)	$229	$445	$3,507

Basic earnings per share of common stock	$(.16)	$.02	$.05	$.36

Diluted earnings per share of common stock	$(.15)	$.02	$.04	$.36

Basic weighted average shares outstanding	9,653	9,706	9,684	9,673

Diluted weighted average shares outstanding	9,897	9,959	9,964	9,903

CONTACT: Video Display Corporation Ronald D. Ordway, 770/938-2080